UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 17)

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

THE GLIMPSE GROUP, INC.
(Name of Issuer)

Common Stock, $.001 par value
(Title of Class of Securities)

37892C 106
(CUSIP Number)

September 26, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37892C 106

1	NAME OF REPORTING PERSON

Braden Ferrari
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

488,543
	6	SHARED VOTING POWER

686,039(1)
	7	SOLE DISPOSITIVE POWER

488,543
	8	SHARED DISPOSITIVE POWER

686,039(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,174,582
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4%(2)
12	TYPE OF REPORTING PERSON

IN

(1)	These shares are owned by Gilded Conquest LLC which is an entity managed by Mr. Ferrari.
(2)	This percentage is calculated based on 18,148,217 shares of the Issuer’s common stock outstanding, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 15, 2024.

CUSIP No. 37892C 106

1	NAME OF REPORTING PERSON

Gilded Conquest LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New Hampshire

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0
	6	SHARED VOTING POWER

686,039
	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

686,039

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

686,039
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.8%(1)
12	TYPE OF REPORTING PERSON

CO

(1)	This percentage is calculated based on 18,148,217 shares of the Issuer’s common stock outstanding, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2024.

Explanatory Note

This Amendment No. 16 amends and restates the statement on Schedule 13G filed with the SEC on July 14, 2021 (the “Original Filing”), as amended by Amendment No. 1, filed with the SEC on July 21, 2021, Amendment No. 2, filed with the SEC on August 26, 2021, Amendment No. 3 filed with the SEC on May 20, 2022, Amendment No. 4 filed with the SEC on December 19, 2022, Amendment No. 5 filed with the SEC on October 2, 2023, Amendment No. 6 filed with the SEC on October 10, 2023, Amendment No. 7 filed with the SEC on October 26, 2023, Amendment No. 8 filed with the SEC on November 28, 2023, Amendment No. 9 filed with the SEC on December 19, 2023, Amendment No. 10 filed with the SEC on May 1, 2024, Amendment No. 11 filed with the SEC on May 31, 2024, Amendment No. 12 filed with the SEC on June 27, 2024, Amendment No. 13 filed with the SEC on August 12, 2024, Amendment No. 14 filed with the SEC on August 23, 2024, Amendment No. 15 filed with the SEC on September 9, 2024 and Amendment No. 16 filed with the SEC on September 30, 2024.

This Amendment No. 17 is being filed to revise Braden Ferrari’s recent activity table as reflected in Item 4 below, which was incorrectly presented in Amendment No 16.

Item 1(a).	Name of Issuer:

THE GLIMPSE GROUP, INC., a Nevada corporation.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

15 WEST 38TH ST, 12TH FLOOR, NEW YORK, NY, 10018

Item 2(a).

Name of Person Filing

This Schedule 13G is being jointly filed by Braden Ferrari (“Ferrari”) and Gilded Conquest LLC (“Gilded”) (an entity managed by Braden Ferrari) each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence Braden Ferrari 1441 Kapiolani Blvd Ste 1114 PMB 26997 Honolulu, Hawaii 96814-4406 US

Item 2(c).	Citizenship

Braden Ferrari: United States

Gilded Conquest LLC: New Hampshire

Item 2(d).	Title of Class of Securities:

Common Stock, $.001 par value.

Item 2(e).	CUSIP Number:

37892C 106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	☒	Not applicable.

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership

Reporting Person has effected the following transactions in the Issuer’s common stock over the last 60 days:

Date	Action	Quantity	Price
9/26/2024	Buy	200	$0.69
9/26/2024	Buy	1,000	$0.69
9/26/2024	Buy	1,000	$0.70
9/24/2024	Buy	500	$0.74
9/24/2024	Buy	100	$0.74
9/23/2024	Buy	100	$0.71
9/23/2024	Buy	1,000	$0.72
9/23/2024	Buy	1	$0.74
9/23/2024	Buy	100	$0.74
9/20/2024	Buy	200	$0.79
9/19/2024	Buy	1,000	$0.76
9/19/2024	Buy	1,000	$0.76
9/19/2024	Buy	1,000	$0.77
9/19/2024	Buy	1,000	$0.80
9/19/2024	Buy	1,000	$0.80
9/19/2024	Buy	100	$0.85
9/18/2024	Buy	100	$0.78
9/18/2024	Buy	100	$0.82
9/18/2024	Buy	100	$0.79
9/18/2024	Buy	100	$0.79
9/18/2024	Buy	1,000	$0.82
9/18/2024	Buy	100	$0.82
9/18/2024	Buy	100	$0.83
9/17/2024	Buy	200	$0.88
9/16/2024	Buy	500	$0.86
9/16/2024	Buy	100	$0.81
9/16/2024	Buy	1	$0.81
9/16/2024	Buy	300	$0.82
9/16/2024	Buy	100	$0.82
9/16/2024	Buy	1	$0.85
9/16/2024	Buy	1	$0.83
9/16/2024	Buy	100	$0.83
9/16/2024	Buy	100	$0.85
9/16/2024	Buy	100	$0.86
9/16/2024	Buy	100	$0.83
9/16/2024	Buy	100	$0.88
9/13/2024	Buy	400	$0.80
9/13/2024	Buy	500	$0.80
9/13/2024	Buy	500	$0.80
9/13/2024	Buy	100	$0.80
9/13/2024	Buy	100	$0.81
9/13/2024	Buy	100	$0.81
9/13/2024	Buy	100	$0.81
9/13/2024	Buy	1,100	$0.81
9/13/2024	Buy	2,000	$0.86
9/13/2024	Buy	100	$0.89
9/12/2024	Buy	100	$0.84
9/12/2024	Buy	1,000	$0.80
9/12/2024	Buy	200	$0.80

9/12/2024	Buy	10	$0.81
9/12/2024	Buy	10	$0.82
9/12/2024	Buy	1	$0.82
9/12/2024	Buy	100	$0.80
9/12/2024	Buy	100	$0.80
9/12/2024	Buy	1,000	$0.80
9/12/2024	Buy	100	$0.81
9/12/2024	Buy	100	$0.82
9/12/2024	Buy	1	$0.83
9/12/2024	Buy	100	$0.84
9/12/2024	Buy	100	$0.83
9/12/2024	Buy	100	$0.83
9/12/2024	Buy	100	$0.84
9/12/2024	Buy	100	$0.85
9/12/2024	Buy	100	$0.88
9/12/2024	Buy	100	$0.87
9/12/2024	Buy	100	$0.86
9/12/2024	Buy	100	$0.89
9/11/2024	Buy	100	$0.82
9/11/2024	Buy	100	$0.79
9/11/2024	Buy	1	$0.79
9/11/2024	Buy	1,200	$0.79
9/11/2024	Buy	1,000	$0.79
9/10/2024	Buy	1,000	$0.78
9/10/2024	Buy	100	$0.82
9/10/2024	Buy	1,000	$0.82
9/10/2024	Buy	100	$0.82
9/10/2024	Buy	1,000	$0.82
9/10/2024	Buy	1,000	$0.82
9/10/2024	Buy	1,000	$1.07
9/10/2024	Buy	100	$1.12
9/10/2024	Buy	1,500	$1.11
9/10/2024	Buy	100	$0.94
9/9/2024	Buy	100	$0.94
9/9/2024	Buy	2,000	$0.91
9/9/2024	Buy	1,000	$0.91
9/9/2024	Buy	1,000	$0.91
9/9/2024	Buy	600	$0.91
9/9/2024	Buy	250	$0.89
9/9/2024	Buy	200	$0.89
9/9/2024	Buy	700	$0.88
9/9/2024	Buy	1	$0.88
9/9/2024	Buy	50	$0.89
9/9/2024	Buy	1,300	$0.87
9/9/2024	Buy	100	$0.96
9/9/2024	Buy	50	$0.92
9/9/2024	Buy	100	$0.96
9/9/2024	Buy	1	$0.92
9/9/2024	Buy	10	$0.93
9/9/2024	Buy	100	$0.93
9/9/2024	Buy	1	$0.87
9/9/2024	Buy	1	$0.88
9/9/2024	Buy	10	$0.96
9/9/2024	Buy	1	$0.92
9/9/2024	Buy	1,100	$0.91
9/9/2024	Buy	1	$0.91
9/9/2024	Buy	100	$0.85
9/9/2024	Buy	1	$0.84
9/9/2024	Buy	100	$0.84
9/9/2024	Buy	100	$0.84
9/9/2024	Buy	100	$0.84
9/9/2024	Buy	1	$0.84
9/9/2024	Buy	100	$0.84
9/9/2024	Buy	1	$0.84
9/9/2024	Buy	100	$0.96
9/9/2024	Buy	100	$0.86

9/4/2024	Buy	100	$0.83
9/4/2024	Buy	100	$0.84
9/4/2024	Buy	100	$0.85
9/3/2024	Buy	1	$0.96
9/3/2024	Buy	1	$0.92
9/3/2024	Buy	400	$0.91
9/3/2024	Buy	25	$0.91
9/3/2024	Buy	25	$0.89
9/3/2024	Buy	1,000	$0.88
9/3/2024	Buy	25	$0.90
9/3/2024	Buy	25	$0.92
9/3/2024	Buy	250	$0.94
9/3/2024	Buy	97	$0.93
9/3/2024	Buy	50	$0.94
9/3/2024	Buy	150	$0.96
9/3/2024	Buy	200	$0.96
8/30/2024	Buy	3	$0.93
8/30/2024	Buy	500	$0.93
8/30/2024	Buy	25	$0.93
8/30/2024	Buy	1	$0.93
8/30/2024	Buy	250	$0.93
8/30/2024	Buy	250	$0.95
8/30/2024	Buy	100	$0.95
8/29/2024	Buy	100	$0.94
8/29/2024	Buy	10	$0.95
8/29/2024	Buy	100	$1.02
8/28/2024	Buy	5,000	$0.99
8/28/2024	Buy	475	$1.03
8/27/2024	Buy	250	$0.97
8/27/2024	Buy	100	$0.97

8/27/2024	Buy	200	$0.98
8/27/2024	Buy	500	$0.99
8/27/2024	Buy	300	$1.03
8/26/2024	Buy	1,000	$0.99
8/26/2024	Buy	36	$0.99
8/26/2024	Buy	100	$0.99
8/26/2024	Buy	500	$0.98
8/26/2024	Buy	400	$0.99
8/26/2024	Buy	100	$1.05
8/23/2024	Buy	20,000	$0.98
8/23/2024	Buy	1,880	$0.96
8/23/2024	Buy	250	$0.95
8/23/2024	Buy	100	$0.92
8/23/2024	Buy	10	$0.94
8/23/2024	Buy	1,000	$0.95
8/23/2024	Buy	100	$0.95
8/23/2024	Buy	100	$0.97
8/23/2024	Buy	25	$0.95
8/23/2024	Buy	100	$0.95
8/23/2024	Buy	100	$0.95
8/23/2024	Buy	25	$0.95
8/23/2024	Buy	25	$0.95
8/23/2024	Buy	100	$0.95
8/23/2024	Buy	25	$0.95
8/23/2024	Buy	25	$0.95
8/23/2024	Buy	25	$0.95
8/23/2024	Buy	400	$1.00
8/22/2024	Buy	25	$0.90
8/22/2024	Buy	1	$0.93
8/22/2024	Buy	1,500	$0.93
8/22/2024	Buy	300	$0.91
8/22/2024	Buy	25	$0.93
8/22/2024	Buy	1	$0.91
8/22/2024	Buy	400	$0.90
8/22/2024	Buy	1,000	$0.91
8/22/2024	Buy	25	$0.91
8/22/2024	Buy	25	$0.92
8/22/2024	Buy	25	$0.91
8/22/2024	Buy	25	$0.92
8/22/2024	Buy	1	$0.92
8/22/2024	Buy	100	$0.93
8/22/2024	Buy	100	$0.90
8/22/2024	Buy	500	$0.88
8/22/2024	Buy	700	$0.92
8/22/2024	Buy	10	$0.96
8/22/2024	Buy	200	$0.96
8/22/2024	Buy	1	$0.95
8/22/2024	Buy	200	$0.97
8/22/2024	Buy	10,000	$1.01
8/22/2024	Buy	5,000	$0.97
8/22/2024	Buy	5,000	$1.00
8/20/2024	Buy	5	$0.91
8/20/2024	Buy	10	$0.92
8/20/2024	Buy	5	$0.93
8/20/2024	Buy	500	$0.95
8/20/2024	Buy	10	$0.94
8/20/2024	Buy	50	$0.95
8/20/2024	Buy	10	$0.96
8/20/2024	Buy	20	$0.93
8/20/2024	Buy	10	$0.96
8/20/2024	Buy	250	$0.97

8/19/2024	Buy	500	$0.97
8/19/2024	Buy	250	$0.97
8/19/2024	Buy	100	$0.96
8/19/2024	Buy	400	$0.94
8/19/2024	Buy	1,750	$0.94
8/19/2024	Buy	500	$0.98
8/19/2024	Buy	300	$0.92
8/19/2024	Buy	2,500	$0.89
8/19/2024	Buy	10	$0.90
8/19/2024	Buy	100	$0.93
8/19/2024	Buy	2,250	$0.99
8/19/2024	Buy	750	$0.99
8/19/2024	Buy	1,500	$1.00
8/19/2024	Buy	2,500	$0.97
8/19/2024	Buy	2,500	$0.95
8/19/2024	Buy	500	$0.95
8/16/2024	Buy	10	$0.95
8/16/2024	Buy	50	$0.90
8/16/2024	Buy	5	$0.93
8/16/2024	Buy	100	$0.93
8/16/2024	Buy	20	$0.87
8/16/2024	Buy	5	$0.90
8/16/2024	Buy	10	$0.88
8/16/2024	Buy	5	$0.86
8/16/2024	Buy	10	$0.84
8/16/2024	Buy	100	$0.84
8/16/2024	Buy	100	$0.90
8/16/2024	Buy	100	$0.90
8/16/2024	Buy	100	$0.90
8/16/2024	Buy	50	$0.90
8/15/2024	Buy	50	$0.90
8/15/2024	Buy	100	$0.93
8/15/2024	Buy	800	$0.95
8/15/2024	Buy	500	$0.92
8/15/2024	Buy	2,500	$0.96
8/15/2024	Buy	2,500	$0.92
8/14/2024	Buy	2,500	$0.99
8/14/2024	Buy	25,000	$1.07
8/13/2024	Buy	2,847	$0.88
8/13/2024	Buy	100	$0.78
8/12/2024	Buy	2,000	$0.90
8/8/2024	Buy	6,782	$0.74
8/5/2024	Buy	627	$0.81
8/2/2024	Buy	1,384	$0.80
8/2/2024	Buy	10,000	$0.91
8/2/2024	Buy	20,000	$0.92
8/1/2024	Buy	1,200	$0.75

(a)	Amount beneficially owned:

1,174,582. Except with respect to 1,000,000 shares of the Issuer’s common stock issued to Gilded as founder shares, of which 395,616 shares were subsequently transferred, all other shares were purchased with the Reporting Persons’ personal funds or working capital.

(b)	Percent of class:

Based upon 18,148,217 shares of the Issuer’s common stock outstanding, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2024, the shares of the Issuer’s common stock beneficially owned by the Reporting Persons constitutes approximately 6.4% of the Common Stock of the Issuer as calculated in accordance with Rule 13d-3(d)(1).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

488,543

(ii)	Shared power to vote or to direct the vote

686,039

(iii)	Sole power to dispose or to direct the disposition of

488,543

(iv)	Shared power to dispose or to direct the disposition of

686,039

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The shares are beneficially owned by Gilded on behalf of Ferrari.

Item 7.	Identification and Classification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 2, 2024

By:	/s/ Braden Ferrari
Braden Ferrari

GILDED CONQUEST LLC

By:	/s/ Braden Ferrari
Braden Ferrari
Manager

EXHIBIT INDEX

Exhibit 99.1 * Joint Filing Agreement

* Previously filed